EXHIBIT 3.2

                              ARTICLES OF AMENDMENT
                                       OF
                           CENTURY PACIFIC CORPORATION

         Pursuant to Section 242 of the Delaware General Corporation Law, Century Pacific Corporation, a Delaware corporation incorporated December 29, 1982, hereby amends its Certificate of Incorporation as follows:

         1. Paragraph A of Article Fourth of the Restated Certificate of Incorporation shall hereafter read as follows:

                  "A. CAPITAL STOCK. The total number of shares of stock which this Corporation" shall have authority to issue is 17 million. Of said shares 12 million shall be Common Stock, par value $.04 per share, and 5 million shall be Preferred Stock, par value $.05 per share."

         2. Article Fifth of the Certificate of Incorporation is hereby amended to add the following paragraph as paragraph D thereto:

                  "D. DIRECTOR LIABILITY. No director shall have personal ability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this pro vision shall not eliminate or limit the liability of a director (i) for, any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation law or (iv) for any transaction from which the director derived an improper personal benefit."

         3.       These   amendments   were  approved  by  the  consent  of  all
stockholders in lieu of a meeting pursuant to Section 228 of Subchapter VII of the Delaware General Corporate Law.

         IN WITNESS WHEREOF I hereby certify that the foregoing amendments have been duly adopted in accordance with Sections 228 and 242 of the Delaware General, Corporation Law and hereunto subscribe my name this day of 15th day of August, 1986.


                                         /S/ CARLTON V. PHILLIPS
                                         -----------------------------------
                                         CARLTON V. PHILLIPS, President

ATTEST:


         /S/ CARL J. GOTTLEIB
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CARL J. GOTTLIEB, Secretary